Exhibit 99.1
Worldwide Press Office: Tel: 312.997.8640
UAL Corporation Reports Fourth Quarter 2009 Results
Losses Narrow, Liquidity Strengthened, Operational Improvements Continue
$176 Million 4Q09 Net Loss, Excluding Charges; $391 Million Improvement From Prior Year
$240 Million 4Q09 GAAP Net Loss; $1.1 Billion Improvement From Prior Year
Breakeven on Operating Basis Excluding Charges; $74 Million 4Q09 GAAP Operating Loss
Increased Unrestricted Cash Balance by $1 Billion During 2009
No. 1 On-Time Network Carrier for 2009 Based on Preliminary Industry Results
CHICAGO, Jan. 27, 2010 — UAL Corporation (Nasdaq: UAUA), the holding company whose primary subsidiary is United Airlines, reported results for the fourth quarter ended Dec. 31, 2009. The company:
•	Reported a fourth quarter net loss of $176 million, or $1.05 per basic share, excluding non-cash, net mark-to-market hedge gains and certain accounting charges as outlined in note 6 of the attached statement of consolidated operations, narrowing its net loss by $391 million compared to the fourth quarter of 2008. The company reported a GAAP net loss of $240 million, or $1.44 per basic share.

•	Reported a full year 2009 net loss of $1.1 billion, excluding non-cash, net mark-to-market hedge gains and certain accounting charges, an improvement of $645 million compared to the full year 2008. The company reported a full year 2009 GAAP net loss of $651 million, an improvement of $4.7 billion compared to full year 2008.

•	Consolidated passenger revenue per available seat mile (PRASM) for the fourth quarter declined 5.2% year-over-year, a significant sequential improvement compared to the 14.7% year-over-year decline in the third quarter of 2009.

•	Mainline unit cost per available seat mile (CASM) for the quarter was up 1.1% year-over-year, excluding fuel and certain accounting charges, despite a reduction in mainline capacity of 6.0% year-over-year. Mainline CASM, including fuel and excluding non-cash, net mark-to-market fuel hedge gains and certain accounting charges, was down 9.0% year-over-year. GAAP mainline unit cost, including these items, was down 19.8%.

•	Closed the quarter with total cash of $3.4 billion, unrestricted cash of more than $3.0 billion, and restricted cash of $341 million.

•	Completed financings totaling more than $2.1 billion in the fourth quarter and approximately $700 million early in the first quarter 2010, generating approximately $1.8 billion in new liquidity and reducing fixed obligations in 2010 and 2011 by more than $700 million.

•	Ranked No. 1 in on-time arrivals among the major network carriers for the fourth quarter and the full year 2009 based on preliminary industry results.

•	Welcomed Continental to the Star Alliance and filed an application with All Nippon Airways and Continental for antitrust immunity across the Pacific, in order to create a joint venture similar to the already approved joint venture across the Atlantic with Lufthansa, Continental and Air Canada.
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

“Against a backdrop of extraordinary challenges in 2009, we responded with our best work. This has been a year of solid progress against our priorities of building network strength in key geographies, creating and maximizing revenue opportunities, and improving operational performance and customer satisfaction metrics, such as finishing first among network carriers in on-time performance,” said Glenn Tilton, UAL Corporation chairman, president and CEO. “We have established tight cost control across the company, and, with strengthened liquidity, we are well positioned to continue to take actions to create a stronger United and improve our competitive position.”
Revenue Trends Continue Improvement from the Third Quarter
For the fourth quarter, consolidated PRASM declined 5.2% year-over-year, an improvement of 9.5 percentage points compared to the third quarter of 2009. Consolidated yield declined 8.4% and consolidated load factor increased 2.8 percentage points year-over-year.

	4Q 2009
	Passenger	Passenger
	Revenue	Revenue %	PRASM %	ASM[1] %
Geographic Area	(millions)	vs. 4Q 2008	vs. 4Q 2008	vs. 4Q 2008

Domestic	$1,732	(12.9%)	(8.5%)	(4.8%)

Pacific	589	(15.9%)	(7.8%)	(8.7%)
Atlantic	587	(1.7%)	1.3%	(3.1%)
Latin America	93	(27.0%)	(6.0%)	(22.3%)

International	$1,269	(10.9%)	(3.6%)	(7.7%)

Mainline	$3,001	(12.1%)	(6.4%)	(6.0%)

Regional Affiliates	812	8.0%	(7.8%)	17.2%

Consolidated	$3,813	(8.5%)	(5.2%)	(3.4%)

[1]	ASM: Available Seat Miles
Cargo revenue for the quarter decreased 7.8% year-over-year. This is a significant improvement from prior quarters as the improved economic environment coupled with reduced industry cargo capacity has resulted in increased yields and higher quality traffic in a number of major markets.
Mainline Unit Costs Down 0.6 Percent Year-Over-Year for the Full Year 2009
Total consolidated expense, including fuel, was down $4.6 billion year-over-year for the full year 2009, excluding non-cash, net mark-to-market hedge gains and certain accounting charges. Consolidated expense, excluding fuel and certain accounting charges, was down $963 million or 7.5%, as the company continued its success in reducing non-fuel costs as capacity declined. Total GAAP consolidated expense, including these items, was down $8.1 billion for the year.
Mainline CASM, excluding fuel and certain accounting charges, increased by only 1.1% in the fourth quarter, despite a 6.0% decline in mainline capacity. For the full year, mainline CASM, excluding fuel and certain accounting charges, decreased 0.6%, despite a 9.7% decline in mainline capacity.
Consolidated CASM, excluding fuel and certain accounting charges, increased by only 1.0% year-over-year in the fourth quarter despite a 3.4% decline in consolidated capacity. GAAP mainline and consolidated CASM, including these items, were down 19.8% and 17.5% respectively, compared to the year-ago quarter.
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

70% of the Company’s First Quarter 2010 Fuel Consumption Hedged
The company recorded $24 million in cash losses on fuel hedges that settled in the fourth quarter. In addition, the company also recorded non-cash, net mark-to-market gains on its fuel hedges of $103 million. The cash losses on the contracts that settled during the quarter were offset by $52 million in cash collateral that was returned during the quarter. The table below details hedge impacts for the quarter:

	Three Months Ending Dec. 31, 2009
	(in millions)
		Included in
	Included in Fuel	Non-Operating
Fuel Hedge Impacts	Expense	Expense	Total

Non-Cash Net Mark-to-Market Net Gain	$65	$38	$103

Cash Net Gain/(Loss) on Settled Contracts	9	(33)	(24)

Total Recorded Net Gain	$74	$5	$79

Return of Hedge Collateral			$52
The company’s hedge book consists of roughly 50% call options and 50% swaps, providing protection against rising fuel prices, while allowing significant downside participation if fuel prices fall. For the first quarter 2010, the company has capped 70% of its estimated consolidated fuel consumption at a crude-equivalent average price of $75 per barrel. For the full year 2010, the company has capped 40% of its estimated consolidated fuel consumption at a crude-equivalent average price of $77 per barrel. The company will benefit from about 80% downside participation for the full year 2010 if fuel prices fall.
Raised Substantial Liquidity in Improved Credit Markets
The company ended the quarter with a total cash balance of $3.4 billion, which included an unrestricted cash balance of more than $3.0 billion and restricted cash of $341 million.
During the fourth quarter, the company raised more than $2.1 billion from various transactions, adding more than $1 billion in new liquidity. This includes $345 million from a convertible debt offering, $138 million from the issuance of common equity, $129 million from a financing with SkyWest, Inc. and $60 million from asset sales and private financings. The company also raised $1.5 billion from refinancing two enhanced equipment trust certificates (EETCs), resulting in $380 million of incremental liquidity between closing and repayment of the existing secured notes. Of the $380 million in incremental liquidity, $130 million was received in the fourth quarter 2009 and $250 million was received in January 2010. In addition to generating incremental liquidity, the EETC refinancings reduced the company’s debt amortization by $440 million in 2010 and by $275 million in 2011.
This month, the company completed an additional secured debt offering which raised approximately $700 million in new liquidity. This new debt offering was secured by United’s route authorities to operate between the United States and Japan and beyond Japan to points in other countries, certain airport takeoff and landing slots and airport gate leaseholds utilized in connection with these routes. To accommodate the transfer of the collateral from United’s senior secured credit facility, the proceeds from this debt offering will remain in escrow until April 2010.
During the fourth quarter, the company generated $88 million of positive operating cash flow and break-even free cash flow, defined as operating cash flow less capital expenditures. The company had scheduled debt and net capital lease payments of $221 million during the fourth quarter and non-aircraft capital expenditures of $87 million.
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

“We have clearly taken the liquidity issue off the table, having improved our unrestricted cash balance by more than $1 billion and, through our refinancings, significantly lowered our fixed obligations over the next few years,” said Kathryn Mikells, UAL Corporation chief financial officer. “With business and premium traffic strengthening and the benefit of an improved cost structure, we are well on the road to closing the profitability gap.”
No. 1 On-Time Network Carrier for 2009
Based on preliminary industry results, United ranked first among the five U.S. network carriers in on-time arrival performance in both the fourth quarter 2009 and full year 2009. The company had a record-breaking November with the best on-time performance since reporting to the Department of Transportation began in October 1987. It also tied its best ever day for arrival performance on November 28, when more than 96% of flights were on time.
Business Highlights
•	United announced a significant investment in the company’s future with a widebody aircraft order that will enable the carrier to reduce operating costs and better match aircraft to key markets it serves, while providing its customers with state-of-the-art cabin comfort. The new technology aircraft will reduce fuel burn and environmental impact, while enabling service to a broader array of international destinations. United ordered 25 Airbus A350 XWB aircraft and 25 Boeing 787 Dreamliner aircraft and has future purchase rights for 50 of each aircraft type.

•	United announced it will inaugurate its first-ever service to Africa in 2010, with one daily, same-plane service from Washington to Accra, Ghana, continuing on to Lagos, Nigeria. The airline also will extend its existing daily Washington-Kuwait flight to include Bahrain, and will offer a new nonstop flight between Chicago and Brussels, Belgium, and a new seasonal nonstop flight between Chicago and Rome, Italy.

•	Following Continental Airlines’ entry into Star Alliance, United, All Nippon Airways (ANA) and Continental filed an application with the U.S. Department of Transportation for antitrust immunity. This first-of-its kind U.S.-Pacific joint venture builds on United’s presence in the region and will enable the three carriers to generate substantial service and pricing benefits for consumers. The joint venture would be similar to an already approved trans-Atlantic joint venture with Lufthansa, Continental and Air Canada.
2010 Outlook
The company expects both mainline and consolidated CASM, excluding fuel, profit sharing and certain accounting charges for the full year 2010 to be up 2.0% to 3.0% year-over-year. The full increase is driven by unit cost pressures in four areas: revenue-related expenses, airport rents and landing fees, Annual Incentive Plan accruals in 2010 and accelerated aircraft depreciation. Please refer to Q2 in the Questions & Answers section on page 8 of this release for a description of the impact of these items on 2010 non-fuel unit cost.
The company expects scheduled debt and capital lease payments of approximately $700 million, non-aircraft capital expenditures of approximately $350 million and aircraft pre-delivery deposits of approximately $60 million for the full year 2010. Complete details on United’s outlook can be found in the Investor Update, available at united.com/ir.
Questions & Answers
Additional information can be found in the Q&A section of this release, beginning on page 8.
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

About United
United Airlines, a wholly-owned subsidiary of UAL Corporation (Nasdaq: UAUA), operates approximately 3,300* flights a day on United and United Express to more than 230 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United also is a founding member of Star Alliance, which provides connections for our customers to 1,077 destinations in 175 countries worldwide. United’s 46,000 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company’s Web site at united.com.

*	Based on United’s forward-looking flight schedule for January 2010 to December 2010.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our amended credit facility and other financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to control our costs, including realizing benefits from our resource optimization efforts and cost reduction initiatives; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact the economic recession has on customer travel patterns; the increasing reliance on enhanced video-conferencing and other technology as a means of conducting virtual meetings; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aviation fuel and refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aviation fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by our respective arrangements with such carriers; the costs and availability of aviation and other insurance; the costs associated with security measures and practices; industry consolidation; competitive pressures on pricing and on demand; capacity decisions of United and/or our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements); labor costs, our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; and other risks and uncertainties, including those set forth under the caption “Risk Factors” in Item 1A. of the 2008 Annual Report, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission (“SEC”). Consequently, forward-looking statements should not be regarded as representations or warranties by UAL or United that such matters will be realized.
# # #
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

UAL CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended		%
	December 31,		Increase/
(In accordance with GAAP)	2009	2008	(Decrease)
		As Adjusted
		(Note 2)
Operating revenues:
Passenger — United Airlines	$3,001	$3,413	(12.1)
Passenger — Regional Affiliates	812	752	8.0
Cargo	166	180	(7.8)
Other operating revenues	214	202	5.9

	4,193	4,547	(7.8)

Operating expenses:
Salaries and related costs (Note 6)	935	1,049	(10.9)
Aircraft fuel (Notes 4 and 6)	877	1,838	(52.3)
Regional affiliates (a)	785	740	6.1
Purchased services	315	328	(4.0)
Aircraft maintenance materials and outside repairs	247	228	8.3
Landing fees and other rent	229	211	8.5
Depreciation and amortization (Note 6)	227	262	(13.4)
Distribution expenses	132	152	(13.2)
Aircraft rent	81	95	(14.7)
Cost of third party sales	58	68	(14.7)
Other impairments and special items (Note 6)	124	125	(0.8)
Other operating expenses (Note 6)	257	263	(2.3)

	4,267	5,359	(20.4)

Loss from operations	(74)	(812)	(90.9)

Other income (expense):
Interest expense	(162)	(143)	13.3
Interest income	4	12	(66.7)
Interest capitalized	2	4	(50.0)
Miscellaneous, net (Note 6)	18	(373)	—

	(138)	(500)	(72.4)

Loss before income taxes and equity in earnings of affiliates	(212)	(1,312)	(83.8)
Income tax expense (Note 6)	29	5	480.0

Loss before equity in earnings of affiliates	(241)	(1,317)	(81.7)
Equity in earnings of affiliates, net of tax	1	2	(50.0)

Net loss	$(240)	$(1,315)	(81.7)

Loss per share, basic and diluted	$(1.44)	$(10.00)

Weighted average shares, basic and diluted	167.2	131.6
See accompanying notes.

(a)	Regional affiliates expense includes regional aircraft rent expense. See Note 3 for more information.

UAL CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
(In millions, except per share amounts)

	Year Ended		%
	December 31,		Increase/
(In accordance with GAAP)	2009	2008	(Decrease)
		As Adjusted
		(Note 2)
Operating revenues:
Passenger — United Airlines	$11,910	$15,337	(22.3)
Passenger — Regional Affiliates	3,064	3,098	(1.1)
Cargo	536	854	(37.2)
Other operating revenues	825	905	(8.8)

	16,335	20,194	(19.1)

Operating expenses:
Salaries and related costs (Note 6)	3,773	4,311	(12.5)
Aircraft fuel (Notes 4 and 6)	3,405	7,722	(55.9)
Regional affiliates (a)	2,939	3,248	(9.5)
Purchased services (Note 6)	1,167	1,375	(15.1)
Aircraft maintenance materials and outside repairs	965	1,096	(12.0)
Landing fees and other rent	905	862	5.0
Depreciation and amortization (Note 6)	902	932	(3.2)
Distribution expenses	534	710	(24.8)
Aircraft rent	346	409	(15.4)
Cost of third party sales	230	272	(15.4)
Goodwill impairment (Note 6)	—	2,277	(100.0)
Other impairments and special items (Note 6)	374	339	10.3
Other operating expenses (Note 6)	956	1,079	(11.4)

	16,496	24,632	(33.0)

Loss from operations	(161)	(4,438)	(96.4)

Other income (expense):
Interest expense	(577)	(571)	1.1
Interest income	19	112	(83.0)
Interest capitalized	10	20	(50.0)
Miscellaneous, net (Note 6)	37	(550)	—

	(511)	(989)	(48.3)

Loss before income taxes and equity in earnings of affiliates	(672)	(5,427)	(87.6)
Income tax benefit (Note 6)	(17)	(25)	(32.0)

Loss before equity in earnings of affiliates	(655)	(5,402)	(87.9)
Equity in earnings of affiliates, net of tax	4	6	(33.3)

Net loss	$(651)	$(5,396)	(87.9)

Loss per share, basic and diluted	$(4.32)	$(42.59)

Weighted average shares, basic and diluted	150.7	126.8
See accompanying notes.

(a)	Regional affiliates expense includes regional aircraft rent expense. See Note 3 for more information.

Questions & Answers
Q1:	What prompted the $29 million non-cash income tax expense in the fourth quarter?
A1:	From time to time entries resulting from certain changes to balance sheet items are made to Other Comprehensive Income (OCI), which is a component of shareholders’ equity. These entries to OCI must be recorded net of tax, resulting in non-cash tax expense or tax credits in OCI. Because the company carries a valuation allowance against its large balance of net operating losses, these non-cash tax expense or tax credit entries must be offset with changes to the valuation allowance. Tax accounting rules require that the valuation allowance adjustment related to certain of these non-cash tax impacts be recorded on the income statement rather than in OCI. The $29 million non-cash income tax expense recorded on the income statement in the fourth quarter of 2009 is largely a direct offset (valuation allowance adjustment) to a non-cash income tax benefit recorded in OCI.
Q2:	What are the primary drivers of the changes in year-over-year non-fuel unit costs in 2010?
A2:	For the full year 2010, we are expecting mainline unit cost to be up 2.0% to 3.0%. Full year 2010 consolidated unit cost excluding fuel and profit sharing is also expected to be up 2.0% to 3.0% year-over-year.
Unit cost pressures in a few areas are driving the year-over-year increases in 2010.
First, a portion of our favorable unit cost performance in 2009 was driven by lower revenue related expenses, as was the case for the rest of the industry. For example, distribution costs and cargo handling costs declined significantly. In total, these revenue related tailwinds reduced our full year 2009 unit cost by about 1.6 percentage points. Current trends suggest that 2010 is likely to be a solid revenue recovery year, and we expect to see revenue-related distribution expense and the traffic variable cost from modestly higher load factors and higher cargo volumes rise as a result. We expect these revenue related expenses to drive about 1.2 percentage points of increase in overall non-fuel unit cost.
Second, airport rents and landing fees are creating an overall unit cost headwind of about 0.8 percentage points year-over-year in 2010. In addition to the broader impact that lower capacity has on airport rent and landing fee rates, we are experiencing significant rate increases due to debt service increases with the completion of two new runways at Chicago O’Hare as well as major airport infrastructure projects at Washington Dulles.
Third, as a result of our announced order for new international widebody aircraft, accounting rules require us to accelerate depreciation on the aircraft that we are planning to retire. The full year impact of this non-cash item is expected to be about $21 million, or about 0.2 percentage points of increase in non-fuel unit cost.
Finally, as a result of the significant impact of the recession on our financial results, the company did not accrue for Annual Incentive Plan (AIP) bonuses for 2009. For 2010, the company expects to accrue for AIP bonuses consistent with the expectation that they will be similar in size to AIP bonuses made in prior years. The full year impact of AIP bonuses on 2010 non-fuel unit cost is expected to be about 0.5 percentage points year-over-year.
Q3:	Which fees and ancillary revenues does United include in passenger revenue and which are included in other revenue? What impact did fees and ancillary revenues have in the quarter?
A3:	There is not a consistent industry practice among airlines regarding the recording and classification of ancillary and other revenues. Some ancillary revenue products, such as premium seat upsell revenues, are consistently recorded by most airlines as passenger revenue. Certain other ancillary revenue products, such as first and second bag fees and ticketing and change fees, are classified by some other carriers in other revenue. For United, first and second bag fees and ticketing and change fees are recorded in passenger revenue. Increases in these fees resulted in a 0.4 percentage-point improvement in consolidated PRASM year-over-year.
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

Q4:	What aircraft do you currently have on order?
A4:	United has on order 25 Airbus A350 XWB aircraft and 25 Boeing 787 Dreamliner aircraft and has future purchase rights for 50 of each aircraft. The breadth in size and capabilities of the different aircraft models ensure the company has the right aircraft for the right market throughout the fleet replacement cycle.
United expects to take delivery of the aircraft beginning in 2016; during the same time period it will retire its international Boeing 747s and 767s. The near term pre-delivery deposits for both orders combined are minimal with cash outflow of just $60 million over the next three years. The company has also secured deferral rights that provide it with further financial flexibility.
Q5:	Can you provide additional commentary on line items in the income statement where there were significant year-over-year changes in non-fuel cost?
A5:	Total non-fuel operating expense declined by $74 million year-over-year in the fourth quarter, excluding certain accounting charges, or 2.4%, as the company continued its efforts to reduce costs as capacity declined.
Excluding the $39 million impact from special items, salaries decreased $75 million, or 7.5%, as a result of capacity reductions and efficiency improvements across the company. Productivity improved by nearly 1% in the fourth quarter compared to last year despite a 6% reduction in mainline capacity, reflecting both our efforts to improve efficiencies on the front line as well as our previously announced reductions in management and staff.
Excluding the $5 million impact from excluded items, depreciation and amortization expense decreased by $30 million, or 12.1%; primarily driven by a spare parts inventory write-down in 4Q08 and lower intangible asset amortization.
Distribution expenses decreased $20 million, or 13.2%. The decrease in passenger revenue was the primary driver of distribution expense savings.
Excluding the $1 million impact from special items, purchased services and other operating expenses decreased by a combined $19 million, or 3.4%, reflecting our continued focus on reducing costs in this challenging environment. We continue to achieve rate reductions for goods and services through the application of our strategic sourcing process, for many vendors including ground handling, crew hotels and IT. We are also benefiting from improved operational reliability, which reduces the waste and disruption associated with delays and cancellations.
Aircraft rent expense decreased $14 million, or 14.7% due to reduced lease payments associated with the elimination of the B737 fleet.
Aircraft maintenance material and outside repair increased $19 million or 8.3% due to higher engine maintenance material and an adjustment to power by the hour expense.
Landing fees & other rent increased $18 million, or 8.5% due to increases in landing fee and airport rental rates throughout the system, driven both by lower industry capacity and by increased debt service resulting from airport infrastructure projects at some of our hubs, including new runways at Chicago O’Hare.
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

Excluding the impacts of non-cash net mark-to-market fuel hedge gains and losses, non-operating expense was $207 million lower year-over-year in the fourth quarter of 2009. The largest component of this change was a reduction in cash settled fuel hedge losses of $195 million. Interest expense increased by $19 million as new financings increased our average rates, and interest income decreased by $8 million as average rates on our liquidity pool declined. Finally, we saw a $39 million improvement in foreign exchange gains and losses and other miscellaneous items.
Q6:	Please discuss your changes in fuel expense year-over-year.
A6:	The impact of settled fuel hedges was significantly improved this quarter. Our fuel expense reflects $9 million in gains on fuel hedges that settled in the fourth quarter of 2009, compared to settled hedge losses of $142 million in the fourth quarter of 2008 — a year-over-year improvement of about $150 million.
Lower fuel prices and volume reductions driven by our capacity cuts brought consolidated fuel expense for the quarter down by $459 million, or about 28% compared to the fourth quarter of 2008. Average mainline jet fuel price for the quarter was $2.04 per gallon, down from $2.83 per gallon last year, a reduction of 28%.
We also recorded $33 million in settled hedge losses in non-operating expense — an improvement of nearly $200 million compared to the settled hedge losses we recorded in non-operating expense in the fourth quarter of 2008. Our legacy hedge positions, put in place when prices were skyrocketing in 2008, have now effectively fully rolled off.
Q7:	What is the value of your remaining unencumbered assets?
A7:	Once the proceeds from the recent $700 million financing are released from escrow in April, a balance of approximately $200 million in unencumbered assets will remain. In addition, our $1.5 billion senior secured credit facility will include about $300 million in excess collateral that can be used for financings if needed.
Q8:	United has adjusted 2008 interest expense. What was the driver behind this adjustment?
A8:	The FASB issued accounting guidance in May 2008 that was effective for fiscal years beginning after Dec. 15, 2008 (referred to as ASC 470). This new guidance primarily relates to convertible debt that includes a cash settlement option and requires retrospective application to prior period financial statements to the extent the debt was outstanding in those periods. The primary effect of ASC 470 is to require the company to record a debt discount equal to the difference between the issuance date fair value of the debt without the conversion option and the proceeds received upon debt issuance. The debt discount amortization results in incremental non-cash interest expense in 2006 through 2011. This change increased fourth quarter 2008 interest expense by $12 million, and increased fourth quarter 2009 interest expense by $15 million. For the full year, the adjustment increased 2008 interest expense by $48 million and 2009 interest expense by $55 million. All incremental interest expense impacts resulting from ASC 470 are non-cash charges and have no impact on United’s financial covenant calculations.
Q9:	Does the company expect to record income tax provisions or credits in 2010?
A9:	Due to the application of accounting guidance issued by FASB for fiscal years beginning after Dec. 15, 2008 (referred to as ASC Topic 805, Business Combinations), which changes the accounting treatment related to tax provisions in purchase accounting, the company expects to offset, through net income, future tax provisions or credits with changes to the valuation allowance. As a result of this treatment, the company expects to record a net zero tax rate, even in periods of profit, until such time as the valuation allowance is consumed or reversed. There may, from time to time, be modest impacts to income tax as a result of special or unusual charges, or as a result of items impacting Other Comprehensive Income. As a result of the company’s significant Net Operating Loss balance, the company carries a $3.1 billion valuation allowance as of Dec. 31, 2009.
The United Building, 77 West Wacker Drive, Chicago, Illinois 60601

UAL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended		%	Year Ended		%
	December 31,		Increase/	December 31,		Increase/
(In accordance with GAAP)	2009	2008	(Decrease)	2009	2008	(Decrease)

Cash flows provided (used) by operating activities (a)	$88	$(989)	—	$966	$(1,239)	—

Cash flows provided (used) by investing activities:
Net sales of short-term investments	—	—	—	—	2,295	(100.0)
Additions to property, equipment and deferred software	(87)	(91)	(4.4)	(317)	(475)	(33.3)
Proceeds from the sale of investment	10	—	—	10	—	—
(Increase) decrease in restricted cash	18	(24)	—	(19)	484	—
Proceeds from asset sale-leasebacks	40	215	(81.4)	175	274	(36.1)
Proceeds from litigation on advance deposits	—	—	—	—	41	(100.0)
Proceeds from the sale of property and equipment	1	51	(98.0)	78	94	(17.0)
Other, net	(10)	(6)	66.7	(7)	8	—

	(28)	145	—	(80)	2,721	—

Cash flows provided (used) by financing activities:
Repayment of Credit Facility	—	—	—	(18)	(18)	—
Repayment of other debt	(161)	(128)	25.8	(776)	(666)	16.5
Special distribution to common shareholders	—	—	—	—	(253)	(100.0)
Principal payments under capital leases	(61)	(26)	134.6	(190)	(235)	(19.1)
Decrease in capital lease deposits	1	1	—	23	155	(85.2)
Increase in deferred financing costs	(40)	(2)	NM	(49)	(120)	(59.2)
Proceeds from issuance of long-term debt	586	—	—	907	337	169.1
Proceeds from the issuance of common stock	132	107	23.4	222	107	107.5
Other, net	—	—	—	(2)	(9)	(77.8)

	457	(48)	—	117	(702)	—

Increase (decrease) in cash and cash equivalents during the period	517	(892)	—	1,003	780	28.6
Cash and cash equivalents at beginning of the period	2,525	2,931	(13.9)	2,039	1,259	62.0

Cash and cash equivalents at end of the period	$3,042	$2,039	49.2	$3,042	$2,039	49.2

Reconciliation of cash and cash equivalents to total cash and cash equivalents and restricted cash:

	As of		%
	December 31,		Increase/
	2009	2008	(Decrease)

Cash and cash equivalents	$3,042	$2,039	49.2
Restricted cash	341	272	25.4

Total cash and cash equivalents and restricted cash	$3,383	$2,311	46.4

(a)		See Note 6[h] for the Company’s computation of free cash flow.

NM	-	Not Meaningful.

CONSOLIDATED NOTES (UNAUDITED)
(1)	UAL Corporation (“UAL” or the “Company”) is a holding company whose principal subsidiary is United Air Lines, Inc. (“United”).
(2)	On January 1, 2009, the Company adopted new accounting guidance related to accounting for convertible debt instruments that may be settled in cash prior to conversion (“ASC 470 Update”). ASC 470 Update requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate resulting in additional non-cash interest expense. ASC 470 Update requires retrospective application. The Company has two debt instruments with a combined principal amount of approximately $875 million that are impacted by this standard. The following financial statement line items for the three and twelve months ended December 31, 2008 were affected by the adoption of this new accounting standard:

	Three Months Ended			Year Ended
	December 31, 2008			December 31, 2008
			Effect of			Effect of
(In millions, except per share)	As Reported	As Adjusted	Change	As Reported	As Adjusted	Change
Interest expense	$(131)	$(143)	$(12)	$(523)	$(571)	$(48)
Nonoperating expense	(488)	(500)	(12)	(941)	(989)	(48)
Loss before income taxes and equity in earnings of affiliates	(1,300)	(1,312)	(12)	(5,379)	(5,427)	(48)
Net loss	(1,303)	(1,315)	(12)	(5,348)	(5,396)	(48)
Loss per share, basic and diluted	(9.91)	(10.00)	(0.09)	(42.21)	(42.59)	(0.38)
In addition, the Company adopted new accounting guidance related to determining whether instruments granted in share-based payment transactions are participating securities (“ASC 260 Update”) effective January 1, 2009, which also requires retrospective application. ASC 260 Update clarifies that instruments granted in share-based payment transactions that are considered to be participating securities prior to vesting should be included in the earnings allocation under the two-class method of calculating earnings per share. The Company determined that its previously granted restricted shares are participating securities because the restricted shares participate in dividends. However, the impact of these shares was not included in the common shareholder basic loss per share computation in the 2009 or 2008 periods due to net losses in these periods.
(3)	United has contractual relationships with various regional carriers to provide regional jet and turboprop service branded as United Express. Under these agreements, United pays the regional carriers contractually agreed fees for crew expenses, maintenance expenses and other costs of operating these flights. These costs include aircraft rents of $116 million and $104 million for the three months ended December 31, 2009 and 2008, respectively, and $443 million and $413 million for the year ended December 31, 2009 and 2008, respectively, which are included in regional affiliate expense in our Statements of Consolidated Operations.

(4)	UAL’s results of operations include aircraft fuel expense for both United mainline jet operations and regional affiliates. Aircraft fuel expense incurred as a result of the Company’s regional affiliates’ operations is reflected in Regional affiliates operating expense. In accordance with UAL’s agreement with its regional affiliates, these costs are incurred by the Company. Fuel hedging gains or losses are not allocated to Regional affiliates fuel expense.

	Year-Over-Year Impact of Fuel Expense
	United Mainline and Regional Affiliate Operations
	Three Months Ended			Year Ended
	December 31,		%	December 31,		%
(In millions, except per gallon)	2009	2008	Change	2009	2008	Change
Total mainline fuel expense	$877	$1,838	(52.3)	$3,405	$7,722	(55.9)
Exclude impact of non-cash, net mark-to-market (“MTM”) gains (losses)	65	(449)	—	586	(568)	—

Mainline fuel expense excluding MTM (gains) losses	942	1,389	(32.2)	3,991	7,154	(44.2)
Add: Regional affiliates fuel expense	235	247	(4.9)	799	1,257	(36.4)

Consolidated fuel expense excluding MTM (gains) losses	1,177	1,636	(28.1)	4,790	8,411	(43.1)
Exclude impact of fuel hedge settlements	9	(142)	—	(482)	(40)	NM

Consolidated fuel expense excluding hedge impacts (a)	$1,186	$1,494	(20.6)	$4,308	$8,371	(48.5)

Mainline fuel consumption (gallons)	462	491	(5.9)	1,942	2,182	(11.0)
Mainline average jet fuel price per gallon (in cents)	189.8	374.3	(49.3)	175.3	353.9	(50.5)
Mainline average jet fuel price per gallon excluding impact of non-cash MTM (gains) losses (in cents)	203.9	282.9	(27.9)	205.5	327.9	(37.3)
Mainline average jet fuel price per gallon excluding impact of cash and non-cash MTM (gains) losses (in cents)	205.8	254.0	(19.0)	180.7	326.0	(44.6)

Regional affiliates fuel consumption (gallons)	102	92	10.9	396	371	6.7
Regional affiliates average jet fuel price per gallon (in cents)	230.4	268.5	(14.2)	201.8	338.8	(40.4)

(a)	See Note 6 for further information related to fuel hedging and non-GAAP measures.

CONSOLIDATED NOTES (UNAUDITED)
(5)	The table below sets forth certain operating statistics by geographic region and the Company’s mainline, regional affiliates and consolidated operations:

(% change from prior year)

						Regional
Three Months Ended December 31, 2009	Domestic	Pacific	Atlantic	Latin	Mainline	Affiliates	Consolidated
Passenger revenues	(12.9)	(15.9)	(1.7)	(27.0)	(12.1)	8.0	(8.5)
ASM	(4.8)	(8.7)	(3.1)	(22.3)	(6.0)	17.2	(3.4)
RPM	(3.6)	(0.3)	2.0	(14.2)	(2.3)	18.1	—
PRASM	(8.5)	(7.8)	1.3	(6.0)	(6.4)	(7.8)	(5.2)
Yield (a)	(9.5)	(16.3)	(3.0)	(12.4)	(10.1)	(8.5)	(8.4)
Load factor (points)	1.0	6.9	4.2	7.4	3.2	0.5	2.8

						Regional
Year Ended December 31, 2009	Domestic	Pacific	Atlantic	Latin	Mainline	Affiliates	Consolidated
Passenger revenues	(21.2)	(28.9)	(15.5)	(36.3)	(22.3)	(1.1)	(18.8)
ASM	(10.4)	(11.5)	(2.6)	(18.5)	(9.7)	11.2	(7.4)
RPM	(9.2)	(10.6)	(2.5)	(19.2)	(8.7)	13.3	(6.5)
PRASM	(12.0)	(19.7)	(13.2)	(21.8)	(14.1)	(11.1)	(12.3)
Yield (a)	(15.4)	(17.2)	(10.1)	(16.6)	(15.0)	(12.7)	(13.2)
Load factor (points)	1.1	0.8	0.1	(0.7)	0.9	1.4	0.8

(a)	Yields for geographic regions exclude charter revenue, industry reduced fares, passenger charges and related revenue passenger miles.

(6)	The Company incurred special operating charges related to aircraft lease terminations during the three and twelve months ended December 31, 2009. In addition, the Company recorded unusual and/or infrequent items related to severance, employee benefits and depreciation and amortization, as noted below. Collectively, these charges are identified as “special items and other charges” in the Regulation G reconciliations below. The Company also adjusts certain of its financial statement items and measures of financial performance to primarily present the impacts of its fuel hedging on an “economic” basis. Items calculated on an “economic” basis consist of gains or losses for derivative instruments that settled in the current accounting period, but were recognized in a prior period in GAAP results, and changes in market value for derivatives that will be settled in a future period. These charges are identified as “non-cash, net mark-to-market (gains) losses” in the Regulation G reconciliations below. These special items and other charges and non-cash, net mark-to-market adjustments are as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,
(In millions)	2009	2008	2009	2008	Income Statement Classification
Goodwill impairment	$—	$—	$—	$2,277	Goodwill impairment

Intangible asset impairments	—	—	150	64
Aircraft and deposit impairments	74	107	93	250

Total other impairments	74	107	243	314
LAX municipal bond litigation (a)	—	—	27	—
Lease termination and special items	50	18	104	25

Total other impairments and special items	124	125	374	339	Other impairments and special items

Severance	10	18	33	106	Salaries and related costs
Employee benefit adjustments (b)	(2)	29	(35)	57	Salaries and related costs
Litigation-related settlement gain	—	—	—	(29)	Other operating expenses
Gain on asset sales	—	(11)	(11)	(3)	Other operating expenses
Purchased services charges (c)	—	—	—	26	Purchased services
Accelerated depreciation related to aircraft groundings	10	26	48	34	Depreciation and amortization

Total other charges	18	62	35	191

Total impairments, special items and other charges	$142	$187	$409	$2,807

Operating non-cash, net mark-to-market (gains) losses	(65)	449	(586)	568	Aircraft fuel

Total operating impact	$77	$636	$(177)	$3,375

Non-operating non-cash, net mark-to-market (gains) losses	(38)	117	(279)	279	Miscellaneous, net

Pre-tax impairments and other charges	39	753	(456)	3,654
Income tax on impairments and other charges and other non-cash tax expense	25	(5)	(21)	(31)	Income tax expense (benefit)

Impairments and other charges, net of tax	$64	$748	$(477)	$3,623

Total non-cash fuel hedge (gain) loss adjustment	$(103)	$566	$(865)	$847

(a)	Amount relates to a bankruptcy legal matter that was unresolved since the Company’s emergence from bankruptcy in 2006 and is now final.

(b)	Amount relates to additional charges to adjust certain employee benefit obligations.

(c)	Amount relates to expense for certain projects and transactions that have been terminated or indefinitely postponed by the Company.

CONSOLIDATED NOTES (UNAUDITED)
Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. The Company believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. The Company also believes that adjusting for special items, and other items unusual or infrequent in nature, is useful to investors because they are non-recurring items not indicative of the Company’s on-going performance. The Company does not apply cash flow hedge accounting. The Company believes that the net fuel hedge adjustments provide management and investors with a better perspective of its performance and comparison to its peers because the adjustments reflect the economic fuel cost during the periods presented and many of our peers apply cash flow hedge accounting.
The tables below set forth the reconciliation of GAAP and non-GAAP financial measures for certain operating statistics that are used in determining key indicators such as adjusted passenger revenue per revenue passenger mile (“Yield”), operating revenue per available seat mile (“RASM”), operating expense per available seat mile (“CASM”), operating margin (loss) and net loss.

	Three Months Ended			Year Ended
	December 31,		%	December 31,		%
	2009	2008	Change	2009	2008	Change
[a] Yield (In millions)
Mainline
Passenger — United Airlines	$3,001	$3,413	(12.1)	$11,910	$15,337	(22.3)
Less: industry reduced fares and passenger charges	(11)	(11)	—	(41)	(46)	(10.9)

Mainline adjusted passenger revenue	$2,990	$3,402	(12.1)	$11,869	$15,291	(22.4)

Mainline revenue passenger miles	23,965	24,517	(2.3)	100,475	110,061	(8.7)
Adjusted mainline yield (in cents)	12.48	13.88	(10.1)	11.81	13.89	(15.0)

Consolidated
Consolidated passenger revenue	$3,813	$4,165	(8.5)	$14,974	$18,435	(18.8)
Less: industry reduced fares and passenger charges	(11)	(11)	—	(41)	(46)	(10.9)

Consolidated adjusted passenger revenue	$3,802	$4,154	(8.5)	$14,933	$18,389	(18.8)

Consolidated revenue passenger miles	27,511	27,520	—	114,245	122,216	(6.5)
Adjusted consolidated yield (in cents)	13.82	15.09	(8.4)	13.07	15.05	(13.2)

[b] RASM (In millions)
Mainline
Consolidated operating revenues	$4,193	$4,547	(7.8)	$16,335	$20,194	(19.1)
Less: Passenger — Regional Affiliates	(812)	(752)	8.0	(3,064)	(3,098)	(1.1)

Mainline operating revenues	$3,381	$3,795	(10.9)	$13,271	$17,096	(22.4)

Mainline available seat miles	28,991	30,857	(6.0)	122,737	135,861	(9.7)
Mainline RASM (in cents)	11.66	12.30	(5.2)	10.81	12.58	(14.1)

[c] CASM (In millions)
Mainline
Consolidated operating expenses	$4,267	$5,359	(20.4)	$16,496	$24,632	(33.0)
Less: Regional affiliates	(785)	(740)	6.1	(2,939)	(3,248)	(9.5)

Mainline operating expenses	$3,482	$4,619	(24.6)	$13,557	$21,384	(36.6)

Mainline available seat miles	28,991	30,857	(6.0)	122,737	135,861	(9.7)
Mainline CASM (in cents)	12.01	14.97	(19.8)	11.05	15.74	(29.8)

Mainline operating expenses	$3,482	$4,619	(24.6)	$13,557	$21,384	(36.6)
Add (less): impairments, special items and other charges and non-cash, net mark-to-market gains/losses	(77)	(636)	(87.9)	177	(3,375)	—

Adjusted mainline operating expense	$3,405	$3,983	(14.5)	$13,734	$18,009	(23.7)

Adjusted mainline CASM (in cents)	11.75	12.91	(9.0)	11.19	13.26	(15.6)

Adjusted mainline operating expense	$3,405	$3,983	(14.5)	$13,734	$18,009	(23.7)
Less: mainline fuel expense (excluding non-cash, net mark-to-market gains/losses)	(942)	(1,389)	(32.2)	(3,991)	(7,154)	(44.2)

Adjusted mainline operating expense	$2,463	$2,594	(5.1)	$9,743	$10,855	(10.2)

Adjusted mainline CASM (in cents)	8.50	8.41	1.1	7.94	7.99	(0.6)

Consolidated
Consolidated operating expenses	$4,267	$5,359	(20.4)	$16,496	$24,632	(33.0)
Add (less): impairments, special items and other charges and non-cash, net mark-to-market gains/losses	(77)	(636)	(87.9)	177	(3,375)	—

Adjusted consolidated operating expenses	$4,190	$4,723	(11.3)	$16,673	$21,257	(21.6)

Consolidated available seat miles	33,630	34,816	(3.4)	140,716	152,025	(7.4)
Adjusted consolidated CASM (in cents)	12.46	13.57	(8.2)	11.85	13.98	(15.2)

Adjusted consolidated operating expenses	$4,190	$4,723	(11.3)	$16,673	$21,257	(21.6)
Less: consolidated fuel expense (excluding non-cash, net mark-to-market gains/losses)	(1,177)	(1,636)	(28.1)	(4,790)	(8,411)	(43.1)

Adjusted consolidated operating expenses	$3,013	$3,087	(2.4)	$11,883	$12,846	(7.5)

Adjusted consolidated CASM (in cents)	8.96	8.87	1.0	8.44	8.45	(0.1)

CONSOLIDATED NOTES (UNAUDITED)

	Three Months Ended				Year Ended
	December 31,		%		December 31,		%
	2009	2008	Change		2009	2008	Change
[d] Operating margin (loss) (In millions)
Consolidated operating loss	$(74)	$(812)	(90.9)		$(161)	$(4,438)	(96.4)
Add (less): impairments, special items and other charges and non-cash, net mark-to-market gains/losses	77	636	(87.9)		(177)	3,375	—

Adjusted operating margin (loss)	$3	$(176)	—		$(338)	$(1,063)	(68.2)

Consolidated operating revenues	$4,193	$4,547	(7.8)		$16,335	$20,194	(19.1)
Operating loss (percent)	(1.8)	(17.9)	16.1	pt.	(1.0)	(22.0)	21.0	pt.
Adjusted operating margin (loss) (percent)	0.1	(3.9)	4.0	pt.	(2.1)	(5.3)	3.2	pt.

[e] Pre-tax loss (In millions)
Loss before income taxes and equity in earnings of affiliates	$(212)	$(1,312)	(83.8)		$(672)	$(5,427)	(87.6)
Add (less): impairments, special items and other charges and non-cash, net mark-to-market gains/losses	77	636	(87.9)		(177)	3,375	—
Add (less): non-operating fuel hedge adjustments	(38)	117	—		(279)	279	—

Adjusted pre-tax loss	$(173)	$(559)	(69.1)		$(1,128)	$(1,773)	(36.4)

Pre-tax loss (percent)	(5.1)	(28.9)	23.8	pt.	(4.1)	(26.9)	22.8	pt.
Adjusted pre-tax loss (percent)	(4.1)	(12.3)	8.2	pt.	(6.9)	(8.8)	1.9	pt.

[f] Net loss (In millions)
Net loss	$(240)	$(1,315)	(81.7)		$(651)	$(5,396)	(87.9)
Add (less): impairments, special items and other charges and net operating fuel hedge adjustments	77	636	(87.9)		(177)	3,375	—
Add (less): non-operating fuel hedge adjustments	(38)	117	—		(279)	279	—
Add (less): income tax expense (benefit) (i)	25	(5)	—		(21)	(31)	(32.3)

Adjusted net loss	$(176)	$(567)	(69.0)		$(1,128)	$(1,773)	(36.4)

[g] Loss per share
Basic loss per share — GAAP	$(1.44)	$(10.00)	(85.6)		$(4.32)	$(42.59)	(89.9)
Add: impairments, special operating items and other charges (ii)	1.01	1.39	(27.3)		2.57	21.90	(88.3)
Add (less): non-cash fuel hedge adjustments	(0.62)	4.30	—		(5.74)	6.68	—

Basic and diluted loss per share excluding special operating items and other charges and net fuel hedge adjustments	$(1.05)	$(4.31)	(75.6)		$(7.49)	$(14.01)	(46.5)

[h] Operating cash flow (In millions)
Operating cash flow	$88	$(989)	—		$966	$(1,239)	—
Less: capital expenditures	(87)	(91)	(4.4)		(317)	(475)	(33.3)
Add: proceeds from litigation on advance deposits	—	—	—		—	41	(100.0)

Free cash flow	$1	$(1,080)	—		$649	$(1,673)	—

(i)	The Company’s tax benefit in the three and twelve months ended December 31, 2009 primarily related to impairments, special items and indefinite lived intangible assets.

(ii)	Includes related tax benefits and non-cash income tax expense.

UAL CORPORATION AND SUBSIDIARY COMPANIES
(Mainline and Regional Affiliates (a))

	Three Months Ended
	December 31,		%
	2009	2008	Change
Revenue passengers (In thousands)
Mainline	13,149	14,147	(7.1)
Regional affiliates	6,469	5,724	13.0

Consolidated	19,618	19,871	(1.3)

Revenue passenger miles — RPM (In millions)
Mainline	23,965	24,517	(2.3)
Regional affiliates	3,546	3,003	18.1

Consolidated	27,511	27,520	—

Available seat miles — ASM (In millions)
Mainline	28,991	30,857	(6.0)
Regional affiliates	4,639	3,959	17.2

Consolidated	33,630	34,816	(3.4)

Passenger load factor (percent)
Mainline	82.7	79.5	3.2	pt.
Regional affiliates	76.4	75.9	0.5	pt.
Consolidated	81.8	79.0	2.8	pt.

Consolidated operating breakeven passenger load factor (percent)	83.4	94.5	(11.1	)pt.

Passenger revenue per passenger mile — Yield (cents) (See Note 6[a])
Mainline adjusted	12.48	13.88	(10.1)
Regional affiliates	22.90	25.04	(8.5)
Consolidated adjusted	13.82	15.09	(8.4)

Passenger revenue per available seat mile — PRASM (cents)
Mainline	10.35	11.06	(6.4)
Regional affiliates	17.50	18.99	(7.8)
Consolidated	11.34	11.96	(5.2)

Operating revenue per available seat mile — RASM (cents) (See Note 6[b])
Mainline	11.66	12.30	(5.2)
Regional affiliates	17.50	18.99	(7.8)
Consolidated	12.47	13.06	(4.5)

Operating expense per available seat mile — CASM (cents) (See Note 6[c])
Mainline	12.01	14.97	(19.8)
Mainline excluding special items, other charges and non-cash, net mark-to-market gains/losses	11.75	12.91	(9.0)
Mainline excluding special items, other charges, non-cash, net mark-to-market gains/losses and fuel	8.50	8.41	1.1
Regional affiliates	16.92	18.69	(9.5)
Consolidated	12.69	15.39	(17.5)
Consolidated excluding special items, other charges and non-cash, net mark-to-market gains/losses	12.46	13.57	(8.2)
Consolidated excluding special items, other charges, non-cash, net mark-to-market gains/losses and fuel	8.96	8.87	1.0

Mainline unit loss (in cents) (b)	(0.35)	(2.67)	(86.9)
Mainline unit earnings excluding special items, other charges, non-cash, net mark-to-market gains/losses and fuel (in cents) (b)	3.16	3.89	(18.8)

Number of aircraft in operating fleet at end of period
Mainline	360	409	(12.0)
Regional affiliates	292	280	4.3

Consolidated	652	689	(5.4)

Other Statistics
Mainline average price per gallon of jet fuel (cents)	189.8	374.3	(49.3)
Mainline average price per gallon of jet fuel excluding non-cash, net mark-to-market (gains) losses (cents)	203.9	282.9	(27.9)
Mainline average price per gallon of jet fuel excluding cash and non-cash, net mark-to-market (gains) losses (cents)	205.8	254.0	(19.0)
Mainline average full-time equivalent employees (thousands)	42.7	45.9	(7.0)
Mainline ASMs per equivalent employee — productivity (thousands)	679	672	1.0
Average stage length (in miles)
Mainline	1,467	1,400	4.8
Regional affiliates	500	464	7.8
Mainline fleet utilization (in hours and minutes)	10:37	10:05	5.3

(a)	Mainline includes United Air Lines, Inc. scheduled and chartered jet operations. Regional affiliates include operations from regional carriers with whom the Company has entered into capacity purchase agreements to provide jet and turboprop operations branded as United Express.

(b)	Unit earnings are calculated as RASM minus CASM.

UAL CORPORATION AND SUBSIDIARY COMPANIES
(Mainline and Regional Affiliates (a))

	Year Ended
	December 31,		%
	2009	2008	Change
Revenue passengers (In thousands)
Mainline	56,082	63,149	(11.2)
Regional affiliates	25,344	23,278	8.9

Consolidated	81,426	86,427	(5.8)

Revenue passenger miles — RPM (In millions)
Mainline	100,475	110,061	(8.7)
Regional affiliates	13,770	12,155	13.3

Consolidated	114,245	122,216	(6.5)

Available seat miles — ASM (In millions)
Mainline	122,737	135,861	(9.7)
Regional affiliates	17,979	16,164	11.2

Consolidated	140,716	152,025	(7.4)

Passenger load factor (percent)
Mainline	81.9	81.0	0.9	pt.
Regional affiliates	76.6	75.2	1.4	pt.
Consolidated	81.2	80.4	0.8	pt.

Consolidated operating breakeven passenger load factor (percent)	82.1	99.8	(17.7	) pt.

Passenger revenue per passenger mile — Yield (cents) (See Note 6[a])
Mainline adjusted	11.81	13.89	(15.0)
Regional affiliates	22.25	25.49	(12.7)
Consolidated adjusted	13.07	15.05	(13.2)

Passenger revenue per available seat mile — PRASM (cents)
Mainline	9.70	11.29	(14.1)
Regional affiliates	17.04	19.17	(11.1)
Consolidated	10.64	12.13	(12.3)

Operating revenue per available seat mile — RASM (cents) (See Note 6[b])
Mainline	10.81	12.58	(14.1)
Regional affiliates	17.04	19.17	(11.1)
Consolidated	11.61	13.28	(12.6)

Operating expense per available seat mile — CASM (cents) (See Note 6[c])
Mainline	11.05	15.74	(29.8)
Mainline excluding special items, other charges and non-cash, net mark-to-market gains/losses	11.19	13.26	(15.6)
Mainline excluding special items, other charges, non-cash, net mark-to-market gains/losses and fuel	7.94	7.99	(0.6)
Regional affiliates	16.35	20.09	(18.6)
Consolidated	11.72	16.20	(27.7)
Consolidated excluding special items, other charges and non-cash, net mark-to-market gains/losses	11.85	13.98	(15.2)
Consolidated excluding special items, other charges, non-cash, net mark-to-market gains/losses and fuel	8.44	8.45	(0.1)

Mainline unit loss (cents) (b)	(0.24)	(3.16)	(92.4)
Mainline unit earnings excluding special items, other charges, non-cash, net mark-to-market gains/losses and fuel (in cents) (b)	2.87	4.59	(37.5)

Number of aircraft in operating fleet at end of period
Mainline	360	409	(12.0)
Regional affiliates	292	280	4.3

Consolidated	652	689	(5.4)

Other Statistics
Mainline average price per gallon of jet fuel (cents)	175.3	353.9	(50.5)
Mainline average price per gallon of jet fuel excluding non-cash, net mark-to-market (gains) losses (cents)	205.5	327.9	(37.3)
Mainline average price per gallon of jet fuel excluding cash and non-cash, net mark-to-market (gains) losses (cents)	180.7	326.0	(44.6)
Mainline average full-time equivalent employees (thousands)	43.7	49.6	(11.9)
Mainline ASMs per equivalent employee — productivity (thousands)	2,809	2,739	2.6
Average stage length (in miles)
Mainline	1,446	1,402	3.1
Regional affiliates	489	461	6.1
Mainline fleet utilization (in hours and minutes)	10:47	10:42	0.8

(a)	Mainline includes United Air Lines, Inc. scheduled and chartered jet operations. Regional affiliates include operations from regional carriers with whom the Company has entered into capacity purchase agreements to provide jet and turboprop operations branded as United Express.

(b)	Unit earnings are calculated as RASM minus CASM.